Exhibit 10.42

AMENDMENT TO INVENTORY FINANCING AGREEMENT

AND BUSINESS FINANCING AGREEMENT

This Amendment is made to (i) that certain Inventory Financing Agreement executed on the 23rd day of March, 2010, between RED RIVER COMPUTER CO., INC. (“Dealer”) and GE Commercial Distribution Finance Corporation (“CDF”), as amended (“IFA”) and (ii) that certain Business Financing Agreement between Dealer and CDF dated August 18, 2011, as amended (“BFA”).

FOR VALUE RECEIVED, CDF and Dealer agree as follows (capitalized terms shall have the same meaning as defined in the BFA unless otherwise indicated):

1. Section 1.1 of the BFA is hereby amended to incorporate the following defined terms:

“‘Government Accounts’: all Accounts due and payable from a U.S. county, state or federal governmental body, agency or instrumentality; or body, agency or instrumentality of the District of Columbia.

‘Education Accounts’: all Accounts due and payable, from a U.S. county or state school or other educational institution.

‘Healthcare IT Accounts’: all Accounts due and payable from U.S. county, state or private hospitals for information technology products and services associated with the health care industry.

‘Other Accounts’: all Accounts other than Government Accounts, Education Accounts and Healthcare IT Accounts.

‘Eligible Cisco VIP Rebates’: Value Incentive Program rebates to be issued by Cisco Systems, Inc. (“Cisco”) to Dealer in which CDF has a first priority security interest, the eligible amount of which is determined by CDF in its sole discretion, based on information provided by Cisco to Dealer, which information is shared by Dealer with CDF.

‘Eligible Unbilled Accounts Receivable’: Accounts arising out of the sale of Inventory, which have not been billed, and are aged less than 45 days from the date of shipment of such Inventory, and without giving effect to the provisions of Section 3.3.”

2. Section 2.1 of the BFA is hereby amended in its entirety to read as follows:

“2.1 Accounts Receivable Facility. Subject to the terms of this Agreement, CDF agrees to provide to Dealer an Accounts Receivable Facility of (a) Fifteen Million Dollars ($15,000,000.00) at all times other than during the Seasonal Uplift Period (as defined below) and (b) Twenty Million Dollars ($20,000,000.00) from August 1st through January 31st of each calendar year (the “Seasonal Uplift Period”); provided, however, that: (i) at no time other than during the Seasonal Uplift Period will the principal amount outstanding under the Accounts Receivable Facility and Dealer’s inventory floorplan credit facility with CDF exceed, in the aggregate, Thirty Five Million Dollars ($35,000,000.00), and (ii) at no time during the seasonal Uplift Period will the principal amount outstanding under the Accounts Receivable Facility and Dealer’s inventory floorplan credit facility with CDF exceed, in the aggregate, Fifty Five Million Dollars ($55,000,000.00). CDF’s decision to advance funds is discretionary and will not be binding until the funds are actually advanced.”

In addition, subject to the terms of the IFA, CDF agrees to provide to Dealer an inventory floorplan credit facility of: (a) Thirty Five Million Dollars ($35,000,000.00) at all times other than during the Seasonal Uplift Period (as defined below), and (b) Fifty-Five Million Dollars ($55,000,000.00) ) from August 1st through January 31st of each calendar year (the “Seasonal Uplift Period”); provided, however, that: (i) at no time other than during the Seasonal Uplift Period will the principal amount outstanding under Dealer’s inventory

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floorplan credit facility with CDF and Dealer’s Accounts Receivable Facility exceed, in the aggregate Thirty Five Million Dollars ($35,000,000.00), and (ii) at no time during the Seasonal Uplift Period will the principal amount outstanding under the Accounts Receivable Facility and Dealer’s inventory floorplan credit facility with CDF exceed in the aggregate, Fifty-Five Million Dollars ($55,000,000.00). CDF’s decision to advance funds is discretionary and will not be binding until the funds are actually advanced.

3. Section 3.2 of the BFA is hereby amended to read as follows, and to the extent applicable, the following provision shall also amend the IFA:

“3.2 Available Credit; Paydown. On receipt of each Borrowing Base Certificate, CDF will credit Dealer with such amount as CDF may deem advisable, up to the reminder of (a) eighty-five percent (85%) of the net amount of eligible Accounts (excluding Eligible Unbilled Accounts Receivable) listed in such Borrowing Base Certificate, plus (b) sixty-five percent (65%) of the net amount of Eligible Cisco VIP Rebates listed in such Borrowing Base Certificate, plus (c) seventy percent (70%) of the net amount of Eligible Unbilled Accounts Receivable up to a maximum of Ten Million Dollars ($10,000,000.00), minus (d) the amount of Dealer’s SPP Deficit (as defined below) under Dealer’s Inventory Financing Agreement (the ‘IFA’) with CDF, as in effect from time to time, but in no event will CDF credit Dealer with more than Dealer’s maximum Accounts Receivable Facility from time to time established by CDF (the ‘Available Credit’).

Dealer’s ‘SPP Deficit’ shall mean the amount, if any, by which Dealer’s total current outstanding indebtedness to CDF under the IFA as of the date of the Inventory Report (as defined below) exceeds the Inventory Value (as defined below) as determined by, and as of the date of, the Inventory Report, Such SPP Deficit, if any, will remain in effect for purposes of this Agreement until the preparation and delivery by Dealer to CDF of a new Inventory Report. Dealer will forward to CDF by the 10th day of every month an Inventory Report dated as of the last day of the prior month which specifies the total aggregate wholesale invoice price of all of Dealer’s inventory financed by CDF under the IFA that is unsold and in Dealer’s possession and control as of the date of the Inventory Report.

The term ‘lnventory Value is defined herein to mean one hundred percent (100%) of the total aggregate wholesale invoice price of all of Dealer’s inventory financed by CDF under the IFA that is unsold and in Dealer’s possession and control as of the date of the Inventory Report and to the extent that CDF has a first priority, fully perfected security interest therein.

If, for any reason, Dealer’s outstanding loans under Dealer’s Accounts Receivable Facility shall at any time exceed Dealer’s Available Credit, Dealer will immediately repay to CDF the amount of such excess.

Furthermore, as an amendment to the IFA, in the event Dealer’s SPP Deficit exceeds at any time (a) eighty-five percent (85%) of the net amount of eligible Accounts (excluding Eligible Unbilled Accounts Receivable, plus (b) sixty-five percent (65%) of the net amount of Eligible Cisco VIP Rebates, plus (c) seventy percent (70%) of the net amount of Eligible Unbilled Accounts Receivable up to a maximum of Ten Million Dollars ($10,000,000.00), minus (d) Dealer’s outstanding loans under Dealer’s Accounts Receivable Facility, Dealer will immediately pay to CDF, as a reduction of Dealer’s total current outstanding indebtedness to CDF under the IFA, such excess.

No advances or loans need be made by CDF if Dealer is in Default.”

4. Section 3.3 of the BFA is hereby amended to read in its entirety as follows:

“3.3 Eligible Accounts. CDF will have the sole right to determine eligibility of Accounts and, without limiting CDF’s discretion in that regard, all Accounts shall be eligible except for: (a) Accounts created from the sale of goods and services on

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non-standard terms and/or that allow for payment to be made more than sixty (60)) days from the date of sale; (b) Other Accounts unpaid more than ninety (90) days from date of invoice and Government Accounts, Education Accounts and approved Healthcare IT Accounts unpaid more than one hundred twenty (120) days from date of invoice; (c) all Other Accounts of any obligor if fifty percent (50%) or more of the aggregate outstanding balance of such obligor’s Other Accounts are unpaid for more than ninety (90) days from the date of invoice and all Government Accounts, Education Accounts and approved Healthcare IT Accounts of any obligor if fifty percent (50%) or more of the aggregate outstanding balance of such obligor’s Government Accounts, Education Accounts and approved Healthcare IT Accounts are unpaid for more than one hundred twenty (120) days from the date of invoice; (d) Accounts greater than (i) twenty percent (20%) of Dealer’s then total aggregate outstanding commercial accounts, and (ii) $500,000.00 (e) Accounts for which the obligor is an officer, director, shareholder, partner, member, owner, employee, agent, parent, subsidiary, affiliate of, or is related to Dealer or has common shareholders, officers, directors, owners, partners or members with Dealer; (f) consignment sales; (g) Accounts for which the payment is or may be conditional; (h) Accounts for which the obligor is not a commercial or institutional entity or is not a resident of the United States or Canada; (i) Accounts with respect to which any warranty or representation provided in Subsection 3.4 or Subsection 5.1 is not true and correct; (j) Accounts which represent goods or services purchased for a personal, family or household purpose; (k) Accounts which represent goods used for demonstration purposes or loaned by the Dealer to another party; (l) Accounts which are progress payment, barter, or contra accounts, (m) Accounts in which CDF does not have a perfected, first security interest therein and (n) any and all other Accounts which CDF reasonably deems to be ineligible, If CDF determines that any Account is or becomes an ineligible Account, immediately upon notice thereof from CDF, Dealer will pay to CDF an amount equal to the monies loaned by CDF for such ineligible Account.

5. The last sentence of Section 3.7 of the BFA is hereby amended to read in its entirety as follows:

“Upon the occurrence and during the continuance of a Default, CDF may notify the obligors that the Accounts, have been assigned to CDF, collect the Accounts directly in its own name and charge the collection costs and expenses, including reasonable attorneys’ fees, to Dealer. CDF has no duty to protect, insure, collect or realize upon the Accounts to preserve rights in them.”

6. Section 5.2.1 (iii) of the BFA is hereby amended to read in its entirety as follows:

“(iii) permit CDF and its designees, with twenty-four (24) hours prior notice, to inspect the Collateral during normal business hours and at any other time CDF deems desirable (and Dealer hereby grants CDF and its designees an irrevocable license to enter Dealer’s business locations during normal business hours with twenty-four (24) hours prior notice to Dealer to account for and inspect all Collateral and to examine and copy Dealer’s books and records related to the Collateral);”

7. Section 5.2.1.(x) of the BFA is hereby amended to read in its entirety as follows:

“(x) notify CDF of the commencement of any material legal proceedings against Dealer or any Guarantor (as defined below);”

8. Section 5.2.2 of the BFA is hereby amended by adding the following sentence at the end of such Section.

“Notwithstanding the provisions of any of the foregoing covenants, Dealer and its shareholders shall have the right to transfer a controlling shareholder interest in Dealer to Synergy Acquisition Corporation or its nominee at any time without CDF’s prior written consent.”

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9. Section 5.2.2(xviii) of the BFA is hereby amended to read in its entirety as follows:

“(xviii) make any loans, advances, contributions or payments of money or in goods to any Dealer Affiliate or to any officer, director, stockholder, member or partner of Dealer or of any such Dealer Affiliate (except for compensation for personal services actually rendered) in an aggregate amount exceeding One Hundred Thousand Dollars ($100,000.00).”

10. Section 7(a) of the IFA and Section 5.3(a) of the BFA are hereby amended to read in their entirety as follows:

“(a) Dealer’s year-end balance sheet, trial balance sheet and annual profit and loss statement for each of its fiscal years, within twenty (20) days after the same are prepared but in no event later than one hundred and twenty (120) days after the end of each fiscal year;”

11. Section 7(b) of the IFA and Section 5.3(b) of the BFA are hereby amended to read in their entirety as follows:

“(b) within forty-five (45) days after the end of each of Dealer’s fiscal quarters, a reasonably detailed balance sheet, trial balance sheet and income statement as of the last day of such quarter covering Dealer’s operations for such quarter;”

12. The following paragraph is hereby incorporated into the BFA as if fully and originally set forth therein:

“Facility Fee. Dealer agrees to pay CDF an annual facility fee in connection with the Accounts Receivable Facility, payable in advance, upon the execution of this Agreement, and on each anniversary thereof through the term of this Agreement, each in an amount of Twenty Five Thousand Dollars ($25,000.00) (or such other amount as shall from time to time represent the sum of the maximum credit available under this Agreement). Once received by CDF, an annual facility fee shall not be refundable by CDF for any reason; provided, however, that in the event (i) if CDF terminates this Agreement on other than the anniversary date and Dealer is not then in Default then CDF shall refund to Dealer a portion of the facility fee equal to the number of whole months remaining in the current annual term (or renewal term) of this Agreement multiplied by an amount equal to one twelfth (1/12) of the facility fee paid by Dealer for that term, or (ii) if Dealer terminates this Agreement within the first six (6) months of the date of the Agreement and Dealer is not then in Default then CDF will apply the annual facility fee towards the amount due to CDF as calculated under Section 7.1.1 of the Agreement (it being understood that in the event that Dealer does not owe a fee pursuant to Section 7.1.1 then CDF shall be entitled to retain the entire annual facility fee).”

13. The following paragraph is incorporated into the IFA and BFA as if fully and originally set forth therein:

Dealer will maintain:

(a)	as of and September 30, 2011, a Tangible Net Worth and Subordinated Debt in the combined amount of not less than $1,500,000.00;

(b)	as of December 31, 2011, March 31, 2012, June 30, 2012, and September 30, 2012, a Tangible Net Worth and Subordinated Debt in the combined amount of not less than $2,500,000.00;

(c)	as of December 31, 2012, March 31, 2013, June 30, 2013, and September 30, 2013, a Tangible Net Worth and Subordinated Debt in the combined amount of not less than $3,500,000.00; and

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(d)	as of December 31, 2013 and each fiscal quarter-end thereafter, a Tangible Net Worth and Subordinated Debt in the combined amount of not less than $4,500,000.00.

For purposes of this paragraph: (i) ‘Tangible Net Worth’ means the book value of Dealer’s assets less liabilities, excluding from such assets all Intangibles; (ii) ‘Intangibles’ means and includes general intangibles; software (purchased or developed in-house) accounts receivable and advances due from officers, directors, employees stockholders, members, owners and affiliates; leasehold improvements net of depreciation; licenses; good will; prepaid expenses; escrow deposits; covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organizational costs, finance reserves held for recourse obligations; capitalized research and development costs the capitalized cost of patents, trademarks, service marks and copyrights net of amortization; and such other similar items as CDF may from time to time determine in CDF’s sole discretion; (iii) ‘Debt’ means all of Dealer’s liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties, or with respect to which Dealer has pledged assets to secure performance, whether or not direct recourse liability has been assumed by Dealer, and (iv)) ‘Subordinated Debt’ means all of Dealer’s Debt which is subordinated to the payment of Dealer’s liabilities to CDF by an agreement in form and substance satisfactory to CDF. All terms used herein to the extent not defined shall be used in accordance with generally accepted accounting principles consistently applied. All amounts, applicable, shall be calculated on a consolidated basis.

14. Section 6.1 of the BFA is hereby amended to read in its entirely as follows:

“6.1 Definition. The occurrence of one or more of the following events shall constitute a default by Dealer (a “Default”) (a) Dealer shall fail to pay any Obligations when due or any remittance for any Obligations is dishonored when first presented for payment; (b) any material representation made to CDF by Dealer or by any Guarantor shall not be true when made or if Dealer or any Guarantor shall breach any covenant, warranty or agreement to or with CDF and such breach shall not have been cured within thirty (30) days of receipt of notice thereof (c) Dealer (including, if Dealer is a partnership or limited liability company, any partner or member of Dealer) or any Guarantor shall die, become insolvent or generally fail to pay its debts as they become due or, if a business, shall cease to do business as a going concern; (d) any letter of credit or other form of collateral provided by Dealer or a Guarantor to CDF with respect to any Obligations or Collateral shall terminate or not be renewed at least sixty (60) days prior to its stated expiration or maturity; (e) Dealer abandons any Collateral and such breach shall not have been cured within thirty (30) days of receipt of notice thereof; (f) any Guarantor shall revoke, terminate or limit, or take any action purporting to revoke, terminate or limit, any guaranty or other assurance of payment relating to any Obligations; (g) Dealer or any Guarantor shall make an assignment for the benefit of creditors, or commence a proceeding with respect to itself under any bankruptcy, reorganization, arrangement, insolvency, receivership, dissolution or liquidation statute or similar law of any jurisdiction, or any such proceeding shall be commenced against it or any of its property (an “Automatic Default”) and such proceeding shall not have been dismissed, stayed or vacate within thirty (30) days of receipt of notice thereof; (h) an attachment, sale or seizure shall be issued or shall be executed against any assets of Dealer or of any Guarantor and such breach shall not have been cured within thirty (30) days of receipt of notice thereof; (i) Dealer shall lose, or shall be in default of, any franchise, license or right to deal in any Collateral which CDF finances and such breach shall not have been cured within thirty (30) days of receipt of notice thereof; (j) Dealer, Guarantor or any third party shall file any correction or termination statement with respect to any Uniform Commercial Code (the “UCC”) filing made by CDF in connection herewith; (k) a material adverse change shall occur in the business, operations or condition (financial or otherwise) of Dealer (including, if Dealer is a partnership or limited liability company, any partner or member of Dealer) or any Guarantor or with respect to the Collateral, excluding the

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Synergy Acquisition Corporation transaction; (l) Dealer or any Guarantor fails to pay any debt or perform any other obligation owed to any third party; (m) Dealer or any Guarantor defaults under the terms of any agreement with any CDF Affiliate and, with respect to other than a payment default for which no cure period shall be applicable, such breach shall not have been cured within thirty (30) days of receipt of notice thereof.

15. Section 7.2 of the BFA is hereby amended to read in its entirety as follows:

“7.2 Collection and Other Costs. Checks and other instruments delivered to CDF on account of the Obligations will constitute conditional payment until such items are actually paid to CDF. Dealer shall pay to CDF on demand all reasonable attorneys fees and legal expenses and other costs and expenses incurred by CDF in connection with establishing, perfecting, maintaining perfection of, protecting and enforcing its Lien on the Collateral and collecting any Obligations, or in connection with any modification of this Agreement, any Default or in connection with any action of proceeding under any bankruptcy or insolvency laws or incurred pursuant to an arbitration proceeding involving the Dealer, any Guarantor or any Collateral. All fees expenses, costs and other amounts described in this Section shall constitute Obligations shall be secured by the Collateral and interest shall accrue thereon at the default Rate.

16. Section 8.9 of the BFA is hereby amended to read in its entirely as follows:

“8.9 Limitations. Any arbitration proceeding must be instituted: (a) with respect to any Dispute for the collection of any debt owed by either party to the other, within three (3) years after the date the last .payment by or on behalf of the payor was received and applied in respect of such debt by the payee; and (b) with respect to any other Dispute, within three (3) years after the date the incident giving rise thereto occurred, whether or not any damage was sustained or capable of ascertainment or either party knew of such incident. Failure to institute an arbitration proceeding within such period will constitute an absolute bar and waiver to the institution of any proceeding, whether arbitration or a court proceeding, with respect to such Dispute. Notwithstanding the foregoing, this limitations provision will be suspended temporarily as of the date any of the following events occur and will not resume until the date following the date either party is no longer subject to (i) bankruptcy, (ii) receivership, (iii) any proceeding regarding an assignment for the benefit of creditors, or (iv) any legal proceeding, civil or criminal, which prohibits either party from foreclosing any interest it might have in the collateral of the other party.”

Dealer waives notice of CDF’s acceptance of this Amendment.

All other terms and provisions of the IFA and BFA, to the extent not inconsistent with the foregoing, are ratified and remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Dealer and CDF have executed this Amendment on this 13th day of September, 2011.

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION		RED RIVER COMPUTER CO., INC.

By:	/s/ Richard Greco	By:	/s/ Richard Bolduc
	Richard Greco		Richard Bolduc
	Senior Portfolio Manager		Chief Executive Officer

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